                                                                   EXHIBIT 99.01

                              FOR IMMEDIATE RELEASE

                       DEL GLOBAL TECHNOLOGIES ANNOUNCES
           FISCAL 2004 SECOND QUARTER AND SIX MONTHS OPERATING RESULTS

                  UPDATES SHAREHOLDERS ON A VARIETY OF MATTERS

Q2 FY 2004 Highlights

      o     Net Sales Rise 14.4% to $29.9 Million,  Driven By Completed I.M.S.S.
            Contract for Mexico

      o     Consolidated  Gross Margin  Remains  Stable at 21% Versus Prior Year
            Period and Q1 Fiscal 2004

      o

            Reaches  Agreement  in  Principle  With  U.S.  Government  Regarding
            Settlement  Of  Department  of Defense  Investigation;  Records $3.2
            Million Related Charge

      o     Records  $1.5  Million  Non-Cash  Write-Off  of  Goodwill  and Other
            Intangible Assets

      o     Recognizes  $7.4  Million  Non-Cash  Income Tax  Expense;  Increases
            "Valuation Reserve" Against Carrying Value of Deferred Tax Assets

      o     Retains  Investment  Bank  Imperial  Capital,  LLC  To  Explore  All
            Strategic Alternatives

VALHALLA,  NY - March 15, 2004 -- Del Global  Technologies  Corp.  (DGTC)  ("Del
Global") today  announced  operating  results for its fiscal 2004 second quarter and six month  period  ended  January 31, 2004 (see  attached  tables),  summary balance  sheet data as of January  31,  2004 (see  attached  tables) and updated shareholders on a variety of matters.

Walter F.  Schneider,  President  and Chief  Executive  Officer  of Del  Global,
commented,  "The  Company  reported  higher  sales and  operating  income at the
Medical  Systems  Group,  which  were  offset by lower  sales  and an  increased operating loss at the Power  Conversion  Group.  Our efforts to strengthen gross margins are  producing  positive  results at the Medical  Systems  Group,  where margins  for the second  quarter of fiscal 2004  remained  stable with the first quarter of fiscal 2004 at 23.9%."

Del Global Technologies

March 15, 2004

REACHES  AGREEMENT IN PRINCIPLE  WITH U.S.  GOVERNMENT  REGARDING  DEPARTMENT OF
DEFENSE INVESTIGATION

Del Global has reached an agreement in principle  with United States  Government regarding  a  settlement  of the civil and  criminal  aspects of the  previously disclosed Department of Defense ("DoD") investigation into certain past business practices at the Company's RFI subsidiary. The terms of this settlement call for
Del Global to pay, by September  30,  2004,  fines and  restitution  of up to $5 million and to plead guilty to one criminal count.  The amounts payable would be reduced by $400,000 if Del Global  were to pay the U.S.  Government  by June 30,
2004.  There can be no  assurances  that Del  Global  will  enter into a binding agreement with the U.S. Government  regarding the proposed  settlement,  or that the terms will not be changed.  Management expects that the Company will need to raise  additional  capital  to fund the  proposed  settlement.  There  can be no assurance that additional capital will be available to the Company on acceptable terms to either  pay or  accelerate  the  payment of these  potential  fines and restitution amounts.

In connection with this settlement, Del Global recorded a $3.2 million charge in the second  quarter of fiscal  2004.  This  charge  represented  the  difference between the  previously  announced  $2.3  million  charge taken during the third quarter of fiscal 2003, which  represented Del Global's  estimate of the low end of a range  of  potential  fines  and  restitution,  plus  estimated  legal  and professional  fees,  and the up to $5  million  in fines and  restitution,  plus estimated legal and professional fees, related to this settlement.

Del Global  expects to work with the DoD to avoid any future  limitations on the ability of the  Company  to do  business  with U.S.  Government  entities.  Such limitations could include seeking a "debarment" or exclusion from doing business with U.S.  Government entities for a period of time. Because management believes that it has been  responsive in addressing the problems that affected RFI in the past,  the Company  believes  this  settlement  will not limit or interrupt  its ability to service the governmental and defense sectors of its business.

Mr. Schneider stated,  "We are pleased to have reached an agreement in principle with the US Government regarding these civil and criminal matters. This proposed settlement removes a layer of uncertainty and allows management to further focus its energies on strengthening Del Global's operations and enhancing  shareholder value."

FISCAL 2004 SECOND QUARTER RESULTS

Net sales for the second quarter of fiscal 2004 increased 14.4% to $29.9 million from $26.1 million in the second quarter of fiscal 2003;  consolidated net sales also increased 38% sequentially from the first quarter of fiscal 2004. Increased net sales  for the  fiscal  2004  second  quarter  reflect  higher  sales at the
Company's  Medical Systems Group, most notably from deliveries on the previously
announced  $8.5  million  order  from  Instituto   Mexicano  del  Seguro  Social
("I.M.S.S.")     for     22     "Mercury"     remote     controlled      digital
Radiographic/Fluoroscopic  ("R/F") imaging systems.  Higher sales at the Medical
Systems  Group  were  partially  offset by lower  sales at the Power  Conversion
Group.

Del Global Technologies

March 15, 2004

Medical Systems Group sales increased 56% to $23.8 million from the same period last year, and represented approximately 80% of total net sales. Higher sales were attributable to the aforementioned I.M.S.S. order, which offset a slight decline in domestic sales, plus favorable exchange rate effects at the Company's
Villa Sistemi Medicali S.p.A. ("Villa") subsidiary. Sales at the Power
Conversion Group decreased 44.1% from the fiscal 2003 second quarter to $6.1 million. This decline was due principally to decreases in the Company's
Explosive Detection Systems business ("EDS") and the shift to in-house production of components formerly purchased from Del Global by a large customer.

Consolidated  gross margin for the fiscal 2004 second quarter remained stable at
21.1%  compared to 21.2% in the same period last year,  and  increased  slightly from the 20.7% reported in the first quarter of fiscal 2004. Gross margin at the
Medical  Systems Group for the fiscal 2004 second  quarter was 23.9%, a decrease from 24.5% in the comparable prior year period. This change was due to the lower margins on the large I.M.S.S.  sale, offset by higher margins due to the effects of cost cutting  measures at Del Global's  domestic  Medical  Systems  business.
Gross margin at the Power  Conversion  Group for the fiscal 2004 second  quarter was 9.9% versus 16.6% in the prior year. The prior year's second quarter margins reflected shipments of higher margin EDS product.

The  Company  reported  an  operating  loss of $4.4  million for the fiscal 2004 second  quarter,  compared  to an  operating  loss of $1.0  million in the prior year's second quarter.  The Medical Systems Group reported  operating  income of
$2.0 million.  The $5.6 million  operating  loss at the Power  Conversion  Group includes the following:

      o     the  previously   discussed  $3.2  million  charge  related  to  the
            agreement  in  principle  with the  U.S.  Government  regarding  the settlement of the DoD matter; and

      o     a $1.5 million non-cash write off of goodwill and intangible  assets associated with the Power Conversion  Group's High Voltage business, due to operating losses at that business.

On a pro forma basis,  absent the charges noted above,  Del Global had Operating
Income in the  second  quarter  of  approximately  $283,000,  versus a pro forma
Operating  Loss in the prior year of  $757,000.  For the first two  quarters  of fiscal  2004,  Del  Global  had pro  forma  Operating  Income  of  approximately
$168,000,  versus a pro forma  operating loss in the prior year of $1.3 million.
The  reconciliation  of these  "non-GAAP  financial  measures" to the  Company's reported results is presented below:

Del Global Technologies

March 15, 2004

                                                                                            Six Months ended
                                                                                            ----------------
                                                     Q2             Q2             January 31,           February 1,
                                                 Fiscal 2004     Fiscal 2003          2004                  2003
                                                 -----------     -----------          ----                  ----
                                                                         (amounts in thousands)
Operating loss as reported                       $ (4,369)         $ (976)         $ (4,484)             $ (1,715)
Add back: Litigation settlement costs               3,199               -             3,199                     -
          Impairment of intangibles                 1,453               -             1,453                     -
          Facilities reorganization costs             -               219                 -                   453
                                                 --------          ------          --------                   ----                    --                  ---
Pro forma operating income (loss)                $    283          $ (757)         $    168              $ (1,262)

Selling, general and administrative expense ("SG&A") declined as a percentage of net sales to 18.7% in the second quarter, from 21.3% in the same period one year ago, and also  decreased  from 19.8% in the first  quarter of fiscal  2004.  The decline in SG&A as a percent of sales is due to the higher  sales  volume in the second quarter. The decline in SG&A expenses in the first half of fiscal 2004 is a result  of  reduced  corporate  legal  and  accounting  costs,  reductions  in headcount and the consolidation of the Hicksville facility.

The net loss for the second quarter of fiscal 2004 was $12.4  million,  or $1.20 per diluted share, versus a net loss of $6.3 million, or $.60 per diluted share, in the same period one year ago. The net loss for the fiscal 2004 second quarter included:

      o     the $3.2 million,  or $0.31 per diluted share, charge related to the
            agreement  in  principle  with  the  US  Government   regarding  the
            settlement  of the DoD  matter,  versus  no such  charge in the same period last year;

      o     the $1.5 million, or $0.14 per diluted share,  non-cash write off in goodwill and intangible  assets associated with the Power Conversion
            Group's  High  Voltage  business,  versus no such charge in the year earlier period; and

      o     a $7.4  million,  or $0.71 per diluted  share,  income tax provision versus an income tax provision of $4.8 million, or $0.46 per diluted share, in the same period last year.

Thomas V. Gilboy, Chief Financial Officer, commented on the income tax provision for the second quarter of fiscal 2004, "As part of our standard  review process, we re-evaluated  the carrying value of certain U.S.  deferred tax assets,  which represent the economic value of the expected future realization of Net Operating
Losses for tax purposes.  As a result,  we increased the valuation  allowance by
$7.2 million to $15.1 million,  which reduces the carrying value of our domestic deferred tax assets to approximately  $732,000,  which management believes to be recoverable.  The Company is currently not paying any significant  cash taxes in the US, and does not expect to for some time."

BACKLOG

Consolidated  backlog at January 31, 2004 was $22.0  million  versus  backlog at
August  2,  2003 of  approximately  $26.3  million.  The  backlog  in the  Power
Conversion Group decreased $4.8 million from levels at the beginning of the 2004

Del Global Technologies

March 15, 2004

fiscal year, partially offset by a $0.4 million increase in the backlog at Del's
Medical Systems Segment.

FINANCIAL CONDITION

Del Global's balance sheet at January 31, 2004 reflected working capital of $9.1 million,  shareholders' equity of $10.6 million and a stated book value of $1.03 per share.

RECEIVES WAIVER FROM U.S. LENDER

As of January 31, 2004, the Company was not in compliance with certain financial covenants  in its current  U.S.  credit  facility.  In March  2004,  the Company received a waiver of these covenant  defaults from its U.S.  lender and signed a
Fourth Amendment to the U.S. credit facility. This Fourth Amendment (i) includes revisions to the financial  covenants,  (ii) provides for a $100,000  waiver fee payable  immediately  and a $500,000 fee earned  immediately  but payable on the earlier to occur of (a) the expiration  date of its U.S.  credit facility and/or
(b) the date of repayment of all amounts  outstanding under, and the termination of, the facility,  (iii) includes the elimination of the early  termination fee,
(iv) contains the consent of the lender for the Company to obtain funding from a junior  lender to fund the proposed  settlement  regarding  the DoD matter,  (v)
replaces the existing  prime rate and LIBOR pricing with pricing based on 30 day
Commercial  Paper plus 3.5% and (vi) requires the Company to have entered into a written  settlement  agreement  regarding the DoD matter and to have paid the US
Government an amount not to exceed $5 million with respect to such settlement by
September 30, 2004. In addition, the termination date of the credit facility has been changed from June 2005 to December 31, 2004.

While Del Global expects to be able to meet these revised  covenants,  there can be no assurance that the Company will be able to continue to meet them.

The Company  will record  additional  interest  expense of $600,000 in the third quarter of fiscal 2004 to reflect the additional  financing  charges  associated with this Waiver and Fourth Amendment.

RETAINS IMPERIAL CAPITAL

The Board of  Directors  of Del Global has retained  Imperial  Capital,  LLC, an investment  bank, to assist the Company in exploring all strategic  alternatives to raise the  additional  capital  necessary to fund the proposed DoD settlement and to  maximize  returns to  shareholders.  In  particular,  such  alternatives include potential financings and asset sales.

INVESTOR CONFERENCE CALL

Suzanne  M.  Hopgood,  Walter F.  Schneider  and  Thomas V.  Gilboy  will host a conference call on Tuesday,  March 16, 2004 at 4:00 P.M. Eastern Time to discuss this news release.  The telephone  number to join this  conference call is (800)
915 - 4836.  A taped  replay of the call  will be  available  through  5:00 P.M.
Eastern Time, Friday, March 19, 2004. Please dial (800) 428 - 6051 (Domestic) or
(973) 709 - 2089  (International)  and enter the number  343276 to listen to the

Del Global Technologies

March 15, 2004

replay.  In  addition,  the  conference  call  will be  broadcast  live over the
Internet via the Webcast section of Del Global's web site at  WWW.DELGLOBAL.COM.
To  listen  to the  live  call on the  Internet,  go to the web site at least 15 minutes early to register,  download and install any necessary software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del  Global's  website for  approximately  five  business days.

Del Global  Technologies  Corp. is primarily engaged in the design,  manufacture
and  marketing  of  cost-effective   medical  imaging  and  diagnostic   systems
consisting of stationary and portable  x-ray systems,  radiographic/fluoroscopic systems,  dental imaging systems and proprietary  high-voltage  power conversion subsystems for medical and other critical  industrial  applications.  Industrial applications  for which Del Global  supplies power  subsystems  include  airport
explosives   detection,   analytical   instrumentation,   semiconductor  capital
equipment and energy exploration.

Statements   about  future   results   made  in  this  release  may   constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations  and the current  economic  environment.  Del Global  cautions that these  statements are not  guarantees of future  performance.  These  statements involve a number of risks  and  uncertainties  that are  difficult  to  predict, including,  but not  limited  to, the  ability of Del  Global to  implement  its business  plan;  retention of  management;  changing  industry  and  competitive conditions;  obtaining  anticipated operating  efficiencies;  securing necessary capital  facilities;  favorable  determinations  in various legal and regulatory matters;  the ability of Del Global to meet its obligations  under the agreement in principle with the US Government regarding the proposed settlement of the DoD matter;  the ability of Del Global to avoid a debarment from doing business with the U.S. Government;  and favorable general economic conditions.  Actual results could differ  materially from those expressed or implied in the  forward-looking statements.  Important  assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are  specified  in the  Company's  filings  with  the  Securities  and  Exchange
Commission.

CONTACT:                                                      INVESTOR RELATIONS:
Del Global Technologies Corp.                                 The Equity Group Inc.
Walter F. Schneider, President & Chief Executive Officer  Devin Sullivan (212) 836-9608
Thomas V. Gilboy, Chief Financial Officer                     Adam Prior (212) 836-9606
(914) 686-3600

Del Global Technologies

March 15, 2004

                 DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                             Three Months Ended                  Six Months Ended
                                             ------------------                  ----------------
                                          January 31,  February 1,       January 31,        February 1,
                                             2004        2003               2004               2003
                                             ----        ----               ----               ----

NET SALES                                  $ 29,903    $ 26,135           $ 51,545           $ 51,868
COST OF SALES                                23,594      20,587             40,757             41,104
                                           --------    --------           --------           --------
GROSS MARGIN                                  6,309       5,548             10,788             10,764

Selling, general and administrative           5,601       5,571              9,889             10,980
Research and development                        425         734                731              1,046
Litigation settlement costs                   3,199        --                3,199                 --
Impairment of goodwill and other
 intangible assets                            1,453        --                1,453                 --
Facilities reorganization costs                --           219               --                  453
                                           --------    --------           --------           --------
Total operating expenses                     10,678       6,524             15,271             12,479

OPERATING LOSS                               (4,369)       (976)            (4,484)            (1,715)

Interest expense                                331         357                647                713
Other income (expense)                           19          31                (52)              (472)
                                           --------    --------           --------           --------

LOSS BEFORE INCOME TAXES
AND MINORITY INTEREST                        (4,719)     (1,364)            (5,079)            (1,956)

INCOME TAX PROVISION                          7,356       4,761              7,539              4,788
                                           --------    --------           --------           --------

LOSS BEFORE MINORITY INTEREST               (12,075)     (6,125)           (12,618)            (6,744)

MINORITY INTEREST                               279         130                346                117
                                           --------    --------           --------           --------

NET LOSS                                   $(12,354)   $ (6,255)          $(12,964)          $ (6,861)
                                           ========    ========           ========           ========

LOSS PER SHARE, BASIC AND DILUTED          $  (1.20)   $  (0.60)          $  (1.25)          $  (0.66)
                                           ========    ========           ========           ========

Weighted average number of common shares
   outstanding, basic and diluted            10,333      10,348             10,333             10,348
                                           ========    ========           ========           ========

Del Global Technologies

March 15, 2004

                 DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                      January 31, 2004   August 2, 2003
                                      ----------------   --------------

Current Assets                            $49,719           $40,213
Total Assets                              $63,115           $60,492

Current Liabilities                       $40,657           $26,615
Total Liabilities                         $50,748           $36,260

Minority Interest in Subsidiary           $ 1,743           $ 1,253

Shareholders' Equity                      $10,624           $22,979

Common Shares Outstanding End of Period    10,333            10,333
Book Value Per Share                      $  1.03           $  2.22